UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_______________________________________

Date of Report: August 9, 2016
(Date of earliest event reported)

Phillips 66 Partners LP
(Exact name of registrant as specified in its charter)

Delaware	001-36011	38-3899432
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2331 CityWest Blvd.
Houston, Texas 77042
(Address of principal executive offices and zip code)

(855) 283-9237
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Units Offering and Underwriting Agreement
On August 9, 2016, Phillips 66 Partners LP (the “Partnership”) and Phillips 66 Partners GP LLC (the “General Partner”) entered into an underwriting agreement (the “Underwriting Agreement”) with RBC Capital Markets, LLC (the “Underwriter”), which provides for the offer and sale by the Partnership, and the purchase by the Underwriter, of an aggregate of 6,000,000 common units (the “Firm Units”) representing limited partner interests in the Partnership (the “Common Units”) at a price to the public of $50.22 per Firm Unit. Pursuant to the Underwriting Agreement, the Partnership granted the Underwriter a 30-day option to purchase up to an additional 900,000 Common Units (the "Option Units" and, together with the Firm Units, the "Offered Units"). The material terms of the offer and sale by the Partnership, and the purchase by the Underwriter, of the Firm Units and the Option Units (the "Units Offering") are described in the prospectus supplement, dated August 9, 2016 (the “Prospectus Supplement”), filed by the Partnership with the Securities and Exchange Commission (the “Commission”) on August 10, 2016 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”). The Units Offering was registered with the Commission pursuant to an effective Registration Statement on Form S-3 (Registration No. 333-197797), initially filed by the Partnership on August 1, 2014 (as amended, the “Registration Statement”).
The Units Offering with respect to the Firm Units closed on August 12, 2016. The Partnership received proceeds (net of underwriting discounts, commissions and offering expenses) from the Units Offering of approximately $298 million. As described in the Prospectus Supplement, the Partnership intends to use a portion of the net proceeds from the Units Offering to fund the acquisition of an additional 2.5% interest in Explorer Pipeline Company and to repay borrowings under its revolving credit facility for its $50 million cash contribution in connection with formation of the STACK Pipeline joint venture. The Partnership intends to use the remaining net proceeds from the Units Offering, including net proceeds from any exercise of the Underwriter’s option to purchase Option Units, for general partnership purposes, including to fund future acquisitions and organic projects and the repayment of outstanding indebtedness.

The Underwriting Agreement contains customary representations, warranties and agreements of the Partnership and the General Partner, and customary conditions to closing, obligations of the parties and termination provisions. The Partnership and the General Partner have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriter may be required to make because of any of those liabilities.
As more fully described under the caption “Underwriting” in the Prospectus Supplement, the Underwriter has performed commercial banking, investment banking and advisory services for the Partnership and its affiliates from time to time for which it has received customary fees and reimbursement of expenses. The Underwriter or its affiliates may, from time to time, engage in transactions with and perform services for the Partnership and its affiliates in the ordinary course of its business for which it may receive customary fees and reimbursement of expenses. An affiliate of the Underwriter is a lender under the Partnership’s revolving credit facility, and, in such capacity, may receive a portion of the net proceeds from the Units Offering.
The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference. Legal opinions relating to the Offered Units are filed as Exhibits 5.1 and 8.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.		Description
1.1	--	Underwriting Agreement, dated as of August 9, 2016, by and among Phillips 66 Partners LP, Phillips 66 Partners GP LLC, and RBC Capital Markets, LLC
5.1	--	Opinion of Latham & Watkins LLP regarding the validity of the Common Units
8.1	--	Opinion of Latham & Watkins LLP relating to tax matters
23.1	--	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)
23.2	--	Consent of Latham & Watkins LLP (included in Exhibit 8.1 hereto)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phillips 66 Partners LP
	By:	Phillips 66 Partners GP LLC, its general partner

Dated: August 12, 2016	By:	/s/ J.T. Liberti
J.T. Liberti Vice President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.		Description
1.1	--	Underwriting Agreement, dated as of August 9, 2016, by and among Phillips 66 Partners LP, Phillips 66 Partners GP LLC, and RBC Capital Markets, LLC
5.1	--	Opinion of Latham & Watkins LLP regarding the validity of the Common Units
8.1	--	Opinion of Latham & Watkins LLP relating to tax matters
23.1	--	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)
23.2	--	Consent of Latham & Watkins LLP (included in Exhibit 8.1 hereto)